Exhibit 3.1

ARTICLES OF AMENDMENT

TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SINGULARITY FUTURE TECHNOLOGY, LTD.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Singularity Future Technology Ltd.

2.	The Corporation’s Amended and Restated Articles of Incorporation are amended as follows:

The following shall be and hereby is added to the end of the first paragraph of Section 1 of Article III:

“As of 12:01 a.m., Eastern Time, on February 9, 2024 (the “Effective Time”), each ten (10) shares of issued and outstanding Common Stock of the Corporation shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reconstituted, combined and converted into one (1) share of the Corporation’s Common Stock. The Corporation will not issue fractional shares. The number of shares to be issued to each holder will be rounded up to the nearest whole number if, as a result of the reverse stock split, the number of shares owned by any holder would not be a whole number. From and after the Effective Time, certificates representing old Common Stock shall confer no right upon the holders thereof other than the right to exchange them for certificates representing new Common Stock pursuant to the provisions hereof.”

The remainder of Article III is not changed by this amendment.

3.	The foregoing amendment was adopted on October 18, 2023.

4.	This amendment has been approved by unanimous consent of the Board of Directors of the Corporation.

5.	This amendment was submitted to the holders of the Corporation’s voting Common Stock, the only class of voting capital stock outstanding, in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

a.	The number of shares outstanding on the record date, the number of votes entitled to be cast on the proposed amendment and the number of votes cast for and against the amendment were as follows:

Number of shares outstanding:	17,715,526
Number of votes entitled to be cast:	13,420,980
Number of votes for:	12,650,906
Number of votes against:	684,827
Number of votes abstain:	2,793

b.	The total number of votes cast for the amendment was sufficient for approval of the amendment.

6.	The Articles of Amendment to be issued as a result of the filing of these Articles of Amendment shall become effective as of 12:01 a.m., Eastern Time, on February 9, 2024, in accordance with Section 13.1-606 of the Virginia Stock Corporation Act.

(Signature page to follow)

IN WITNESS WHEREOF, Singularity Future Technology Ltd. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed by a duly authorized officer of the Corporation.

Singularity Future Technology Ltd.

By:
Name:	Ziyuan Liu
Title:	Chief Executive Officer